Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Blue Star Foods Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share	Rule 457(c)	3,833,333	(3)	$1.55	$5,941,666.15	.0000927	$550.79
	Equity	Common stock, $0.0001 par value per share	Rule 457(c)	1,000,000	(4)	$1.55	$1,550,000	.0000927	$143.69
Fees Previously Paid	—	—	—	—		—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—			—			—	—	—	—
	Total Offering Amounts						$7,491,666.15		$694.48
	Total Fees Previously Paid								$0
	Total Fee Offsets								$0
	Net Fee Due								$694.48

(1)	Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of our common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the registrant’s common stock as reported on the NASDAQ Capital Market on April 18, 2022.

(3)	Represents up to 3,833,333 shares of common stock issuable in connection with the conversion or repayment of the outstanding principal balance of the Senior Secured Convertible Promissory Note in the original principal amount of $5,750,000 issued by the Company to Lind Global Fund II LP (“Lind”) on January 24, 2022 (the “Lind Note”), pursuant to which (i) the Company may repay Lind in shares of its common stock in lieu of $5,750,000 in aggregate cash payments at a price per share based on 90% of the 5 lowest VWAPs during the 20 days prior to the payment date with a floor price of $1.50 per share and (ii) Lind may convert the outstanding principal balance of the Lind Note into shares of our common stock at a conversion price of $5.00 per share.

(4)	Represents up to 1,000,000 shares of common stock issuable upon the exercise of a five-year Common Stock Purchase Warrant granted by the Company to Lind on January 24, 2022 at an exercise price of $4.50 per share.